EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

		Percentage
		of
Parent (at December 31, 2005)	Subsidiary	Ownership
Bay View Capital Corporation	Bay View Acceptance Corporation	100%
Bay View Capital Corporation	Bay View Securitization Corporation	100%
Bay View Capital Corporation	Bay View Capital I (1) (2)	100%
Bay View Capital Corporation	FMAC 2000-A Holding Company (1)	100%
Bay View Capital Corporation	FMAC Franchise Receivables Corporation (1)	100%
Bay View Capital Corporation	Bay View Commercial Finance Group (1)	100%
Bay View Capital Corporation	MoneyCare, Inc. (1)	100%
Bay View Acceptance Corporation	Bay View Receivables Corporation	100%
Bay View Acceptance Corporation	Bay View Transaction Corporation	100%
Bay View Acceptance Corporation	Bay View Deposit Corporation	100%
Bay View Acceptance Corporation	Bay View Warehouse Corporation	100%

(1)	Inactive subsidiaries.

(2)	Deconsolidated based on FIN 46.
The financial statements of the Registrant are consolidated with those of its subsidiaries.